Exhibit 99.3
N E W S  R E L E A S E
Atmel Enters into Stipulation to Settle Microchip Offer
Shareholder Litigation
Court Schedules Settlement Approval Hearing for January 7, 2010
SAN JOSE, Calif., November 16, 2009 /PRNewswire-FirstCall via COMTEX News Network/ — Atmel Corporation (Nasdaq: ATML) today announced that it has entered a Stipulation and Agreement of Compromise, Settlement and Release (the “Stipulation”) to settle previously disclosed litigation regarding Atmel’s response to a subsequently-withdrawn acquisition proposal by Microchip Technology Inc. and ON Semiconductor Corporation, including Atmel’s adoption of an amendment to its Amended and Restated Preferred Shares Rights Agreement, dated as of October 18, 1999 (the “Rights Agreement”). The terms of the Stipulation are based on the terms of an agreement-in-principle set forth in a Memorandum of Understanding dated as of September 14, 2009, which Atmel announced in a September 18, 2009 Form 8-K.
The Stipulation provides, on behalf of a non-opt out class consisting of all record holders and beneficial owners of Atmel common stock at any time during the period from October 2, 2008 through and including November 6, 2009 (the “Settlement Class”), for the full settlement and release of all claims by or against Atmel and all of the defendants related to the allegations and/or matters set forth in three stockholder class actions consolidated under the caption In re Atmel Corporation Shareholders Litigation filed in the Court of Chancery of the State of Delaware (the “Court”), and a class and derivative action captioned Zucker v. Laub, et. al. filed in the Superior Court of the State of California (collectively, the “Shareholder Actions”). The suit pending before the Court alleged, among other things, that the definition of “Beneficial Ownership” and “Derivatives Contract” in the Rights Agreement (as amended) were vague and unenforceable under Delaware law. The settlement set forth in the Stipulation is subject to and conditioned upon obtaining final approval by the Court.
Under the Stipulation, Atmel agreed that if, prior to September 14, 2012, Atmel adopts a new stockholder rights plan that includes a “Derivative Contract” within the definition of “Beneficial Ownership” (a “New Derivative Rights Plan”), Atmel will clarify that (i) the term “Derivatives Contract” excludes interests in broad-based index options, broad-based index futures, and broad-based publicly traded market baskets of stock approved for trading by the appropriate federal governmental authority; and (ii) to qualify as or constitute a “Derivatives Contract,” a contractual arrangement must include or reference a number of “Notional Common Shares.” On September 14,

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2009, Atmel’s Board of Directors (the “Board”) passed a resolution interpreting Section 1(d)(iv) of the Rights Agreement (which defines the term “Beneficial Ownership”) consistent with the foregoing.
In the Stipulation, Atmel also agreed that if, prior to September 14, 2012, Atmel adopts a New Derivative Rights Plan with an expiration date beyond the date of Atmel’s 2010 annual meeting of stockholders, then Atmel will include a proposal for a stockholder advisory vote on the provision including Derivative Contracts in the definition of Beneficial Ownership in its proxy statement for the first annual meeting occurring more than 45 days after the date of such action. Under the terms of the Stipulation, the stockholder vote will not be binding on Atmel or the Board, will not be deemed to be a condition to the effectiveness of the New Derivative Rights Plan, and will not be construed as overruling a decision by the Board, nor to create or imply any additional fiduciary duty by the Board. Atmel agreed to the same advisory vote provision if it extended the expiration date of the Rights Agreement beyond the date of the Company’s 2010 annual meeting of stockholders, but the Rights Agreement expired on October 15, 2009, making that provision no longer operative.
As part of the settlement, Atmel also has agreed not to oppose plaintiffs’ attorneys’ application to the Court for an award of fees and expenses up to a limit of $950,000. Pursuant to its pre-existing obligations to indemnify the Board, Atmel shall pay such an award as the Court may approve, up to $950,000.
Atmel and the Board entered into the Stipulation without admitting or conceding any merit to any allegation made in the Shareholder Actions solely to eliminate the burden, risk and expense of further litigation. Except as described above, the Stipulation provides for no constraint on the ability of Atmel and/or the Board to respond to any proposed acquisition or other transaction or to adopt or amend a stockholder rights plan in accordance with applicable Delaware law.
The Court has scheduled a hearing on January 7, 2010, at 2:30 p.m., to be held at the Court of Chancery, 34 The Circle, Georgetown, Delaware 19947, for the purpose of, among other things, (i) determining whether the settlement set forth in the Stipulation should be approved by the Court as fair, reasonable, adequate, and in the best interests of the Settlement Class, and (ii) hearing and determining any objections to the settlement or the application of plaintiffs’ attorneys’ for an award of attorneys’ fees and expenses. Any shareholder desiring further information about the settlement or wishing to be heard at the Court hearing, should consult the Notice of Pendency of Class Action, Proposed Class Action Determination, Proposed Settlement of Class Action, Settlement Hearing, and Right to Appear, which is available on Atmel’s website at www.atmel.com.

Investor Contact:	Media Contact:
Robert Pursel	Barrett Golden / Jaime Wert
Director of Investor Relations	Joele Frank, Wilkinson Brimmer Katcher
408-487-2677	212-355-4449
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